Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

ROLLINS, INC. INCREASES DIVIDEND BY 14.3 PERCENT

ATLANTA, GEORGIA, January 24, 2012: Rollins, Inc., a nationwide consumer services company (NYSE:ROL), announced that the Board of Directors approved a 14.3% increase in the Company’s quarterly dividend. The increased regular quarterly dividend of $0.08 per share will be payable March 9, 2012 to stockholders of record at the close of business February 10, 2012.  This marks the tenth consecutive year the Board has increased its dividend a minimum of 12% or greater.

Rollins Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Western Pest Services, Orkin Canada, The Industrial Fumigant Company, Waltham Services LLC., Crane Pest Control and Trutech LLC., the Company provides essential pest control services and protection against termite damage, rodents and insects to more than 2 million customers in the United States, Canada, Central America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe and Africa from more than 500 locations. You can learn more about our subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.orkincanada.ca, www.indfumco.com, www.walthamservices.com, www.cranepestcontrol.com, www.trutechinc.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.